FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES IMPROVED 2015 EARNINGS

LaPorte, Indiana, February 5, 2016 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), announced today a 3.8% increase in net income for the year ended December 31, 2015 to $4.6 million, or $0.86 per diluted share, from $4.4 million, or $0.81 per diluted share, for the year ended December 31, 2014. The Company’s net income for the three months ended December 31, 2015 increased 22.5% to $1.2 million, or $0.23 per diluted share, from $1.0 million, or $0.19 per diluted share, for the comparable period of 2014.

“We are pleased and encouraged with our fourth quarter and year end results,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. “In 2015, we experienced an increase in net income, return on average assets, and return on average equity, as well as an increase in net interest margin when compared to the prior year. This progress is primarily attributable to the 11.4% increase in gross loans for the year, which has been a critical part of our strategic plan for some time. At the same time, we continue to see positive trends in credit quality reflected in the decrease in our non-performing loans, which will remain a critical focus as we continue to grow our loan portfolio.”

Brady also added, “Our tangible book value per share increased to $13.80 at December 31, 2015 from $13.00 per share at December 31, 2014 primarily due to an increase in shareholders’ equity combined with a decrease in outstanding shares due to repurchase activity during 2015. Through January 28, 2016, we have repurchased 181,881 shares at an average price of $12.70 per share under our current stock repurchase plan which began in September 2014. Since the completion of our second step conversion in October 2012, we have repurchased 787,690 shares at an average price per share of $11.33. In addition, we remain well capitalized for regulatory purposes at December 31, 2015.”

Three Months Ended December 31, 2015 Compared to Three Months Ended December 31, 2014

Net interest income increased $398,000, or 10.4%, to $4.2 million for the three months ended December 31, 2015 from $3.8 million for the prior year period. The increase in net interest income was partially attributable to a $525,000, or 14.7%, increase in interest income on loans as the average balance of loans outstanding increased by 14.7%, primarily in the commercial loan types of real estate, five or more family, construction, and land loans from the prior year period. Interest expense for the three months ended December 31, 2015 increased slightly by $7,000, or 1.0%, primarily due to a $6.1 million, or 1.7%, increase in the average balance of interest-bearing liabilities and partially offset by a one basis point decrease in the average cost of interest-bearing liabilities during the fourth quarter of 2015 compared to the prior year period. Net interest margin increased 24 basis points to 3.51% for the three months ended December 31, 2015 compared to 3.27% for the prior year period primarily due to an increase in the average yield earned on interest-earning assets.

Interest income increased $405,000, or 9.0%, to $4.9 million for the three months ended December 31, 2015 compared to $4.5 million for the prior year period. During the fourth quarter of 2015, interest income on loans increased $525,000 compared to the prior year period primarily due to a 14.7% increase in the average balance of loans outstanding to $329.7 million for the three months ended December 31, 2015 from $287.4 million for the prior year period. Interest income on commercial real estate loans increased $167,000, or 16.9%, primarily due to an increase in the average balance of commercial real estate loans by $18.5 million, or 24.4%, for the three months ended December 31, 2015 when compared to the prior year period. This increase was primarily the result of new loan originations during 2015. Interest income on commercial construction loans also increased during the quarter by $100,000, which was primarily due to a $9.0 million, or 421.2%, increase in the average balance of these loans. Interest income on commercial five or more family loans also increased during the fourth quarter of 2015 by $76,000 from the prior year quarter as a result of a $7.0 million, or 42.2%, increase in the average outstanding balance of these loans. Mortgage warehouse lending activity also led to a $142,000, or 10.0%, increase in interest income for the fourth quarter of 2015 from the prior year quarter primarily due to a 55 basis point increase in the average yield earned on these loans. This increase is primarily a result of the increased funding activity and processing fees on participated warehouse mortgages, which was partially offset by an $889,000 decrease in the average outstanding balance of these loans.

Interest expense increased $7,000, or 1.0%, to $684,000 for the three months ended December 31, 2015 from $677,000 for the prior year period primarily due to an $11,000 increase in interest expense on borrowings for the fourth quarter of 2015 as a result of a 26 basis point increase in the average cost of Federal Home Loan Bank (“FHLB”) advances when compared to the prior year period. The increase in the average cost of these borrowings was partially offset by an $8.6 million decrease in the average balance of these borrowings. In addition, the interest expense related to the subordinated debentures increased $1,000 during the three months ended December 31, 2015 due to an increase in the three month LIBOR rate, which caused the average cost of this debt to increase by seven basis points from the prior year period. Interest expense on deposit accounts decreased $4,000, or 1.2%, to $327,000 for the fourth quarter of 2015 primarily due to a decrease of $10.7 million in the average outstanding balance of certificates of deposit and IRA accounts. This decrease was more than offset by a $28.4 million increase in the average balance of lower cost interest bearing checking and savings accounts, which provided additional liquidity for funding loan growth and reducing the average outstanding balances of borrowings noted above.

Based on the analysis for the allowance for loan losses during the fourth quarter of 2015, no adjustment to the provision was necessary during the fourth quarter of 2015. The provision for loan losses increased $150,000 during the three months ended December 31, 2015 from the prior year period, primarily due to the absence of a credit to the provision as was recorded during the 2014 period.

Noninterest income increased $238,000, or 43.6%, to $784,000 for the three months ended December 31, 2015 compared to $546,000 for the prior year period. During the fourth quarter of 2015, gains on the sales of other assets increased $138,000 due to a $43,000 gain on the sale of property in Valparaiso, Indiana, held for branch acquisition that had been transferred to other real estate owned during the fourth quarter of 2014. In addition, the Bank recognized $9,800 in deferred gains on the previous sale of other real estate owned when the loans related to these properties paid off. Partially offsetting these gains was a $10,000 write-down on the fair value of a property held in other real estate owned. During the fourth quarter of 2014, the Bank recognized $92,000 on write-downs and losses on sales related to other real estate owned properties and a branch location held for sale, which did not occur during the fourth quarter of 2015. Loan servicing fees, net, increased $74,000 during the fourth quarter of 2015 primarily due to servicing fees earned on the mortgage warehouse participation program that began during 2015. Wire transfer fees increased $45,000 due to the increase in mortgage warehouse activity when compared to the prior year period. Partially offsetting these increases was an $11,000 decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts as consumers continue to reduce their reliance on these types of products. Other income decreased $19,000 primarily due to timing differences of reimbursable loan closing expenses and other miscellaneous income items from the prior year quarter.

Noninterest expense for the three months ended December 31, 2015 totaled $3.5 million, a $61,000 increase from $3.4 million for the prior year period primarily due to a $53,000 increase in collection and other real estate owned expenses for the three months ended December 31, 2015 compared to the prior year period. This increase was related to legal expenses and trustee fees associated with one large nonperforming loan relationship that was transferred to other real estate owned during the fourth quarter of 2015. Data processing expenses also increased $14,000 primarily due to higher core processing costs combined with upgrades to our disaster recovery and back up systems. Other expenses increased $64,000 primarily due to increased costs associated with attorneys, consulting, Michigan business taxes, and recruitment fees, which were partially offset by reductions in the required reserves for our captive insurance subsidiary.

Decreases totaling $34,000 in salaries and employee benefits and $25,000 in occupancy and equipment expenses partially offset the increase in noninterest expense for the quarter. Salaries and employee benefits expense decreased from the fourth quarter of 2014 due to a deferred compensation expense adjustment totaling $63,000 based on the estimated future liabilities of supplemental retirement plans at the end of 2014. There was no adjustment necessary during the fourth quarter of 2015. In addition, deferred loan origination costs, which are recorded as a reduction of payroll expense at the time a loan is originated and then amortized over the life of the loan, increased $42,000 during the fourth quarter of 2015 compared to the same 2014 period due to increased commercial and mortgage loan originations. These decreases were partially offset by a $19,000 increase in salary, commission, and bonus costs due to annual salary increases and improved loan production during the 2015 quarter from the prior year period. Stock based compensation also increased $23,000 from the prior year period due to a full quarter of expense in 2015 related to the October 2014 grants of restricted stock and stock options under the Company’s 2014 Equity Incentive Plan. Occupancy and equipment expense decreased $25,000 due to lower utility costs and furniture and fixture related expense during the fourth quarter of 2015.

Income before income taxes increased $425,000, or 37.7%, to $1.6 million for the three months ended December 31, 2015 from $1.1 million for the prior year period, which led to an increase in income tax expense for the three months ended December 31, 2015 to $322,000 from $123,000 for the prior year period. The Company’s effective tax rate for the three months ended December 31, 2015 was 20.7%, an increase from 10.9% for the same 2014 period. The increase in the effective tax rate was primarily due to an increase in taxable income at the Company’s taxable entities combined with increased tax expense attributable to warehouse activity outside of Indiana.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Net interest income increased $1.2 million, or 8.0%, to $16.1 million for the year ended December 31, 2015 from $14.9 million for the year ended December 31, 2014. This increase was partially attributable to an $800,000, or 4.5%, increase in interest income primarily due to a 13 basis point increase in the average yield earned on interest-earning assets combined with a $396,000, or 12.9%, decrease in interest expense as a result of a ten basis point decrease in the average cost of interest-bearing liabilities. Net interest margin increased 22 basis points to 3.39% for the year ended December 31, 2015 from 3.17% during the prior year.

Interest income increased $800,000, or 4.5%, to $18.7 million for the year ended December 31, 2015 compared to $17.9 million for the prior year primarily due to a $1.4 million increase in loan interest income as the average balance of loans outstanding increased $31.7 million, or 11.2%, due to new commercial loan originations and participations purchased during 2015. Partially offsetting this increase, interest income on securities decreased $657,000 as the average balance of these investments decreased $29.3 million, or 17.9%, as the Company utilized proceeds from sales, maturities, and principal paydowns to fund loan growth.

Interest income on loans increased to $15.5 million for the year ended December 31, 2015 from $14.1 million for 2014. The average balance of loans outstanding increased by $31.7 million for the year ended December 31, 2015 but was partially offset by a five basis point decrease in the average yield earned on loans due to current low interest rates and the competitive loan environment. Interest income from mortgage warehouse lending increased $844,000 as the average balance on mortgage warehouse loans increased $8.9 million, or 8.3%, for the year ended December 31, 2015 due to new warehouse companies and increased fundings in 2015. The average yield earned on this portfolio increased by 35 basis points from the prior year as a result of the increased funding activity and processing fees on participated warehouse mortgages. Interest income on commercial land loans increased $134,000 due to a $2.1 million increase in the average balance of these loans combined with an increase of 56 basis points earned during 2015. The average balances of commercial construction, commercial real estate, five or more family commercial real estate, and mortgage loans also increased during the year ended December 31, 2015, however, the effect on interest income was mitigated by lower average yields earned on these types of loans.

Interest expense decreased $396,000, or 12.9%, to $2.7 million for the year ended December 31, 2015 compared to $3.1 million for the prior year primarily due to a $443,000 decrease in interest expense on deposit accounts partially offset by a $47,000 increase in interest expense on borrowings. Interest expense on certificates of deposit and IRAs decreased $458,000 as new and renewing certificates of deposit and IRAs were priced at lower interest rates resulting in a 39 basis point decrease in the average cost of these deposits from the prior year. In addition, the average balances on these deposits for the year ended December 31, 2015 decreased $5.3 million, or 5.0%, from the prior year. The increase in interest expense on borrowings for the year ended December 31, 2015 was primarily due to a 21 basis point increase in the average cost of FHLB advances in the rising interest rate environment as well as the impact of the interest rate swaps entered into during the third quarter of 2014 and began during the first and second quarters of 2015. The increase in the cost of borrowings was partially offset by a $4.6 million decrease in the average balance of these advances from the prior year.

The provision for loan losses increased $405,000 for the year ended December 31, 2015 from the prior year. This increase was primarily due to an increase in outstanding loan balances of $35.5 million at December 31, 2015 compared to December 31, 2014 combined with the absence of a credit to the provision that was recognized during 2014.

Noninterest income increased $408,000, or 16.4%, to $2.9 million for the year ended December 31, 2015 from $2.5 million for the prior year primarily due to a $264,000 decrease in losses on other assets due to lower write-downs on other real estate owned and losses on sales of other real estate owned during the year ended December 31, 2015 when compared to 2014. During 2014, the Company recorded write-downs totaling $109,000 to fair market value less costs to sell related to its Rolling Prairie branch office that was closed in March 2014 and land held in Valparaiso, Indiana, for future branch development that was transferred to other real estate owned during the fourth quarter of 2014. The property in Valparaiso was sold during the fourth quarter of 2015 for a $43,000 gain. Wire transfer fees increased $141,000 due to the increase in mortgage warehouse activity when compared to the prior year. Loan servicing fees, net, increased $91,000 during 2015 primarily due to servicing fees earned on the mortgage warehouse participation program that began in early 2015. Net gains on mortgage banking activities increased $88,000 due to an increase in the number of purchase and refinance loans sold during the year ended December 31, 2015 when compared to the prior year. Partially offsetting these increases was an $83,000 decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts as consumers continue to reduce their reliance on these types of products. Other income decreased $92,000 primarily due to timing differences of reimbursable loan closing expenses and other miscellaneous income items from the prior year.

Noninterest expense for the year ended December 31, 2015 totaled $13.1 million, an increase of $663,000, or 5.3%, from $12.4 million for the prior year. During 2015, salaries and employee benefits increased $424,000, which included an increase in payroll and payroll tax expense of $263,000 related to annual merit increases, bonus accruals for officers and certain employees, and new positions during 2015 including a new commercial loan officer in Lake County, Indiana, and a new marketing manager. Benefits expense related to the Company’s employee stock ownership plan, group insurance, and 401(k) plan also increased $111,000 during 2015 from 2014. Partially offsetting these increases was a decrease of $46,000 related to deferred compensation expense for the Company’s supplemental retirement plans based on our estimate of future liabilities. Deferred loan origination costs, which are recorded as a reduction of payroll expense at the time a loan is originated and then amortized over the life of the loan, increased $257,000 during 2015 compared to 2014 due to increased commercial and mortgage loan originations during the year.
Bank examination fees also increased by $88,000 during the year ended December 31, 2015 when compared to 2014 primarily due to the timing of external audit work combined with consent fees paid to the Company’s prior auditor as well as audit fees related to the Company’s captive insurance subsidiary. Collection and other real estate owned expenses increased $65,000 during 2015 primarily related to the legal expenses and trustee fees paid for one large nonperforming commercial lending relationship that was transferred to other real estate owned during the fourth quarter of 2015. Advertising expenses increased $50,000 due to increased advertising campaigns primarily with residential lending. Data processing expense increased $39,000 primarily due to enhancements to electronic services provided, such as remote deposit capture and online banking, as well as core processing costs and upgrades to our disaster recovery and back up systems. Other expenses increased $74,000 primarily due to increased costs associated with attorneys, consulting, Michigan business taxes, and recruitment fees, which were partially offset by reductions in the required reserves for our captive insurance subsidiary, postage, and fraud expense due to reimbursements received from our captive insurance subsidiary for debit card fraud.
Noninterest expense was favorably impacted by a $35,000 decrease in FDIC insurance expense due to savings associated with improved credit quality ratios, higher net income to risk weighted assets, and capital ratio levels. Occupancy and equipment also decreased by $23,000 primarily due to lower utility costs, ATM costs and maintenance, and building maintenance costs during 2015. Amortization of intangibles decreased $19,000 primarily due to lower amortization expense related to the 2007 merger and acquisition of City Savings Financial Corporation.
Income before income taxes increased $536,000, or 10.5%, to $5.6 million for the year ended December 31, 2015 from $5.1 million for 2014, which led to an increase in income tax expense for the year ended December 31, 2015 to $1.1 million from $693,000 for 2014. The Company’s effective tax rate for the year ended December 31, 2015 was 18.8%, an increase from 13.6% for 2014. The increase in the effective tax rate was primarily due to an increase in taxable income at the Company’s taxable entities combined with increased tax expense attributable to warehouse activity outside of Indiana.

Asset Quality

Total nonperforming assets decreased $523,000, or 10.3%, to $4.5 million at December 31, 2015 from $5.1 million at December 31, 2014. At December 31, 2015, the nonperforming assets to total assets ratio decreased to 0.84% from 0.98% at December 31, 2014.

Nonperforming loans totaled $2.3 million at December 31, 2015, a decrease of $1.3 million from $3.6 million at September 30, 2015 and a decrease of $2.1 million from $4.4 million at December 31, 2014. During the fourth quarter of 2015, nonperforming loans decreased due to the transfer to other real estate owned of a $1.9 million commercial real estate and commercial land relationship upon the final settlement of the borrower’s bankruptcy through an auction. In addition to the properties held as collateral, the Bank also had judgment liens on unencumbered properties owned by the borrower. As such, those properties were also transferred to other real estate owned through the settlement, the fair value of which was more than the estimated losses on the fair value of the properties held as collateral. Thus, the Bank did not record any charge-offs related to the transfer. At September 30, 2015, the Bank had specific reserves totaling $696,000 related to these loans, which were reversed upon the transfer. During the fourth quarter of 2015, the Bank also transferred to other real estate owned a commercial real estate lending relationship totaling $46,000 and a residential mortgage relationship totaling $315,000. In addition, one residential mortgage relationship totaling $108,000 was transferred back to accrual status, and the Bank received $310,000 in payments and payoffs of other nonperforming loans. These decreases were partially offset by loans being transferred to nonaccrual status during the fourth quarter of 2015, including a commercial real estate lending relationship totaling $1.3 million, which required a specific reserve of $665,000 at December 31, 2015. The Bank’s nonperforming loans to total loans ratio improved to 0.68% at December 31, 2015 from 1.43% at December 31, 2014.

Other real estate owned increased to $2.2 million at December 31, 2015 from $558,000 at September 30, 2015 and $649,000 at December 31, 2014 primarily as a result of above mentioned transfers from nonperforming loans during the fourth quarter of 2015. Partially offsetting these transfers was the sale of land previously held for future branch development in Valparaiso, Indiana, that had been valued at $325,000. The Bank recognized a gain on the sale of this property of $43,000.

The allowance for loan losses totaled $3.6 million at December 31, 2015 and December 31, 2014. The allowance for loan losses to nonperforming loans ratio increased to 154.7% at December 31, 2015 compared to 81.3% at December 31, 2014 primarily due to the decrease in the Company’s nonperforming loan balances during 2015. The allowance for loan losses to total loans ratio decreased to 1.05% at December 31, 2015 from 1.16% at December 31, 2014 primarily due to a $35.5 million increase in total loans at December 31, 2015 from December 31, 2014.

The Company’s analysis for the allowance for loan losses for the fourth quarter of 2015 reflected continued improvement in several asset quality metrics and trends, including nonperforming loans, classified assets, troubled debt restructurings, delinquencies, and current economic conditions. For the fourth quarter of 2015, the Company realized net charge-offs of $43,000, an increase from $1,000 for the prior year period. Net charge-offs for the year ended December 31, 2015 totaled $216,000, an increase from $160,000 for 2014. The Company’s specific reserves totaled $945,000 at December 31, 2015, $1.0 million at September 30, 2015, and $886,000 at December 31, 2014. No provision was required during the fourth quarter of 2015 even after considering the increase in total loans at December 31, 2015. During the fourth quarter of 2014, the Company recorded a credit to the provision for loan losses totaling $150,000.

Balance Sheet Highlights

Total assets at December 31, 2015 increased by $24.6 million, or 4.7%, to $543.2 million compared to $518.6 million at December 31, 2014 primarily due to increases in outstanding loan balances, investments in time deposits at other financial institutions, and federal funds sold balances. Sales of and principal paydowns on investment securities available-for-sale were utilized to fund the increased loan volume during 2015. As such, investment securities available-for-sale decreased $33.0 million, or 21.2%, to $122.2 million at December 31, 2015 from $155.2 million at December 31, 2014.

At December 31, 2015, gross loans increased $35.5 million, or 11.4%, to $345.2 million from $309.7 million at December 31, 2014. The increase was primarily due to an increase totaling $36.5 million, or 30.9%, in commercial loans to $154.8 million at December 31, 2015 from $118.3 million at December 31, 2014 as a result of new originations and purchased participations of commercial real estate, construction, five or more family, and land loans. The Company originated $25.1 million in commercial real estate loans, including $7.4 million originated to one borrower during the fourth quarter of 2015, and $7.8 million in five or more family loans. The Company also originated $6.3 million in commercial land loans and $21.2 million in commercial construction loans, of which $11.6 million were purchased participations from local financial institutions. During the year ended December 31, 2015, the Company funded $11.1 million on commercial construction loans originated or purchased during 2015 as well as $2.7 million on previously originated commercial construction loans. Partially offsetting commercial loan originations, paydowns and payoffs of commercial real estate loans due to the sale of collateral and loans being refinanced elsewhere totaled $12.6 million during the year ended December 31, 2015.

Mortgage warehouse loans decreased $3.7 million, or 2.8%, to $128.9 million at December 31, 2015 from $132.6 million at December 31, 2014 primarily due to the mortgage warehouse participation program that began during 2015, which offset record levels of funding activity during the year. Total funding volume for mortgage warehouse has increased 65.5% during the year ended December 31, 2015 compared to the prior year as we continue to add lines and diversify our portfolio geographically. We are able to add these lines and provide the availability to our customers due to the three mortgage warehouse loan participations that began during 2015 to fund additional warehouse activity when customer demand increases, primarily at month end, or when there are backlogs in the secondary markets. The participation program allows us to utilize our liquidity to fund commercial loan growth while retaining processing, servicing, and wire transfer fees related to the mortgage warehouse loans.

Total deposits at December 31, 2015 increased $50.2 million, or 14.7%, to $391.0 million from $340.8 million at December 31, 2014 primarily due to increases of $9.0 million, or 17.0%, in noninterest-bearing and $47.5 million, or 80.7%, in interest bearing demand deposit accounts due to growth in public funds and core deposits. Of the total interest bearing deposits at December 31, 2015, the Company held $14.2 million for the three warehouse participant banks to be utilized for funding of warehouse mortgage loans. In addition, during the fourth quarter of 2015, the Company received a $12.1 million deposit from a local public fund to be held in relation to a construction project. We anticipate that these deposits will fluctuate over time. Partially offsetting the increase in total deposits was a decrease of $10.7 million, or 9.8%, in certificates of deposit and IRAs.

Borrowings totaled $60.2 million at December 31, 2015, down 33.2% from $90.1 million at December 31, 2014 primarily due to a decrease in short-term overnight borrowings as the Company utilized the increase in deposits and proceeds from sales and principal repayments on investment securities available-for-sale to fund increases in total loan balances at December 31, 2015.

Total shareholders’ equity increased $3.2 million, or 3.8%, to $85.5 million at December 31, 2015 from $82.4 million at December 31, 2014 due to $4.6 million of net income for the year ended December 31, 2015. The increase in shareholders’ equity was partially offset by a $489,000 decrease in additional paid-in-capital primarily due to share repurchases. During the twelve months ended December 31, 2015, the Company repurchased 109,168 shares of its common stock for $1.4 million in accordance with its previously announced share repurchase plans. During 2014, the Company announced its fourth repurchase plan for 5%, or approximately 280,800 shares, of its outstanding common stock. At December 31, 2015, the Company repurchased 181,881 shares at an average cost of $12.70 under this plan. The Company also paid cash dividends totaling $896,000 during the year ended December 31, 2015, which reduced the Company’s shareholders’ equity from December 31, 2014. At December 31, 2015, the Bank continued to be well capitalized under its applicable regulatory requirements.

LaPorte Bancorp, Inc. is a Maryland-chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended December 31, 2015 and 2014 has been derived from unaudited financial information.

LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Income Statement Data
Loans, including fees	$4,098	$3,841	$3,573	$15,476	$14,065
Taxable securities	334	292	451	1,385	1,951
Tax exempt securities	376	384	409	1,557	1,648
Federal Home Loan Bank stock	43	45	41	173	173
Other interest income	53	42	25	134	88
Total Interest and dividend income	4,904	4,604	4,499	18,725	17,925
Deposits	327	312	331	1,259	1,702
Federal Home Loan Bank advances	312	343	303	1,234	1,165
Subordinated debentures	44	44	43	172	195
Other short-term borrowings	1	1	—	4	3
Total interest expense	684	700	677	2,669	3,065
Net interest income	4,220	3,904	3,822	16,056	14,860
Provision for loan losses	—	100	(150)	255	(150)
Net interest income after provision for loan losses	4,220	3,804	3,972	15,801	15,010
Service charges on deposit accounts	86	86	97	327	410
ATM and debit card fees	108	114	105	440	430
Wire transfer fees	119	102	74	390	249
Earnings on bank owned life insurance, net	107	107	109	426	431
Net gains on mortgage banking activities	204	235	197	843	755
Loan servicing fees, net	93	49	19	203	112
Net gains (losses) on securities	—	18	(3)	99	105
Net gains (losses) on other assets	39	(21)	(99)	64	(200)
Other income	28	9	47	107	199
Total noninterest income	784	699	546	2,899	2,491
Salaries and employee benefits	1,976	1,928	2,010	7,731	7,307
Occupancy and equipment	353	411	378	1,667	1,690
Data processing	155	161	141	623	584
Bank examination fees	185	73	184	473	385
Advertising	69	74	76	295	245
FDIC insurance	72	69	72	273	308
Collection and other real estate owned	102	95	49	293	228
Amortization of intangible assets	11	13	16	51	70
Other expenses	528	350	464	1,655	1,581
Total noninterest expense	3,451	3,174	3,390	13,061	12,398
Income before income tax expense	1,553	1,329	1,128	5,639	5,103
Income tax expense	322	258	123	1,061	693
Net income	$1,231	$1,071	$1,005	$4,578	$4,410

Earnings per share:
Basic	$0.24	$0.21	$0.19	$0.88	$0.82
Diluted	0.23	0.20	0.19	0.86	0.81

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$329,667	$4,098	4.97%	$287,355	$3,573	4.97%
Taxable securities	74,694	334	1.79	104,333	451	1.73
Tax exempt securities (3)	48,485	376	3.10	52,661	409	3.11
Federal Home Loan Bank stock	4,029	43	4.27	4,275	41	3.84
Fed funds sold and other interest-earning deposits	24,372	53	0.87	18,817	25	0.53
Total interest-earning assets	481,247	4,904	4.08	467,441	4,499	3.85
Noninterest-earning assets	43,109			42,037
Total assets	$524,356			$509,478

Liabilities and equity:
Savings deposits	$65,531	$9	0.05%	$62,724	$9	0.06%
Money market accounts	55,286	55	0.40	59,132	56	0.38
Interest-bearing checking	83,211	52	0.25	57,627	32	0.22
Certificates of deposit and IRAs	95,197	211	0.89	105,896	234	0.88
Total interest bearing deposits	299,225	327	0.44	285,379	331	0.46
Federal Home Loan Bank advances	67,057	312	1.86	75,626	303	1.60
Subordinated debentures	5,155	44	3.41	5,155	43	3.34
Other short-term borrowings	1,216	1	0.33	360	—	—
Total borrowings	73,428	357	1.94	81,141	346	1.71
Total interest-bearing liabilities	372,653	684	0.73	366,520	677	0.74
Noninterest-bearing demand deposits	60,558			55,289
Other liabilities	6,424			4,980
Total liabilities	439,635			426,789
Equity	84,721			82,689
Total liabilities and equity	$524,356			$509,478

Net interest income		$4,220			$3,822
Net interest rate spread			3.35%			3.11%
Net interest-earning assets	$108,594			$100,921
Net interest margin			3.51%			3.27%
Average interest-earning assets to interest-bearing liabilities			129.14%			127.53%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Year Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
Assets:
Loans (1)	$314,036	$15,476	4.93%	$282,295	$14,065	4.98%
Taxable securities	83,851	1,385	1.65	110,877	1,951	1.76
Tax exempt securities (2)	50,247	1,557	3.10	52,491	1,648	3.14
Federal Home Loan Bank stock	4,129	173	4.19	4,336	173	3.99
Fed funds sold and other interest-earning deposits	20,814	134	0.64	18,080	88	0.49
Total interest-earning assets	473,077	18,725	3.96	468,079	17,925	3.83
Noninterest-earning assets	42,756			43,262
Total assets	$515,833			$511,341

Liabilities and equity:
Savings deposits	$64,702	$35	0.05%	$63,387	$35	0.06%
Money market accounts	57,100	222	0.39	65,947	245	0.37
Interest-bearing checking	69,029	161	0.23	55,516	123	0.22
Certificates of deposit and IRAs	102,046	841	0.82	107,367	1,299	1.21
Total interest bearing deposits	292,877	1,259	0.43	292,217	1,702	0.58
Federal Home Loan Bank advances	68,311	1,234	1.81	72,911	1,165	1.60
Subordinated debentures	5,155	172	3.34	5,155	195	3.78
Other short-term borrowings	939	4	0.43	705	3	0.43
Total borrowings	74,405	1,410	1.90	78,771	1,363	1.73
Total interest-bearing liabilities	367,282	2,669	0.73	370,988	3,065	0.83
Noninterest-bearing demand deposits	58,690			53,263
Other liabilities	6,303			5,162
Total liabilities	432,275			429,413
Equity	83,558			81,928
Total liabilities and equity	$515,833			$511,341

Net interest income		$16,056			$14,860
Net interest rate spread			3.23%			3.00%
Net interest-earning assets	$105,795			$97,091
Net interest margin			3.39%			3.17%
Average interest-earning assets to interest-bearing liabilities			128.80%			126.17%

(1) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(2) No tax-equivalent yield adjustments have been made.

LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Balance Sheet Data
Total assets	$543,191	$544,692	$521,183	$527,189	$518,616
Cash and cash equivalents	18,459	11,458	10,526	11,221	8,698
Interest-earning time deposits in other financial institutions	13,599	13,356	6,125	5,635	6,615
Investment securities	122,243	124,857	133,746	140,600	155,223
Loans held for sale, at fair value	3,581	1,356	1,594	512	763
Loans, gross	345,186	356,327	331,606	331,920	309,726
Allowance for loan losses	3,634	3,677	3,730	3,675	3,595
Federal Home Loan Bank stock	4,029	4,029	4,029	4,275	4,275
Deposits	390,959	340,127	351,598	352,704	340,768
Federal Home Loan Bank advances	55,000	88,992	75,007	80,000	84,919
Other borrowings	5,155	25,063	5,155	5,655	5,155
Shareholders’ equity	85,548	84,352	83,344	83,053	82,388

Performance Ratios
Book value per share	$15.34	$15.15	$14.91	$14.77	$14.52
Tangible book value per share	13.80	13.61	13.37	13.24	13.00
Return on average assets (QTD annualized)	0.94%	0.83%	1.02%	0.76%	0.79%
Return on average equity (QTD annualized)	5.81	5.12	6.37	4.60	4.86
Net interest margin (QTD annualized)	3.51	3.29	3.41	3.36	3.27
Efficiency ratio	68.96	68.96	65.11	72.91	77.61

Credit Quality
Total nonperforming assets	$4,549	$4,188	$4,446	$4,942	$5,072
Total nonperforming loans	2,349	3,630	3,888	4,191	4,423

Asset Quality Ratios
Nonperforming assets to total assets	0.84%	0.77%	0.85%	0.94%	0.98%
Nonperforming loans to total loans	0.68	1.02	1.17	1.26	1.43
Allowance for loan losses to nonperforming loans	154.70	101.29	95.94	87.69	81.28
Allowance for loan losses to total loans	1.05	1.03	1.12	1.11	1.16
Net charge-offs to average loans outstanding (QTD annualized)	0.05	0.20	—	0.03	—

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	December 31, 2015	December 31, 2014
Nonaccrual loans:
Commercial:
Real estate	$1,396	$825
Construction	41	—
Land	299	1,577
Total commercial	1,736	2,402
Mortgage	590	1,252
Home equity	23	7
Total nonaccruing troubled debt restructured loans	—	762
Total nonaccrual loans	2,349	4,423

Foreclosed assets:
Commercial:
Real estate	$72	$67
Land	1,789	512
Total commercial	1,861	579
Mortgage	339	25
Residential construction - land	—	45
Total foreclosed assets	2,200	649
Total nonperforming assets	$4,549	$5,072

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.